Exhibit 99.1

Tennessee Commerce Bank

381 Mallory Station Rd

Franklin, TN 37067

Lamar Cox: 615.599-2274

PRESS RELEASE

     Tennessee Commerce Bancorp, who recently reported record growth and earnings for the first half, 2005 announced they will assume an adjacent office space September 1, bringing their Cool Springs facility to over 20,000 square feet.

     In conjunction with this growth, Chairman Art Helf announced the following realignment in responsibilities:

Lamar Cox, CPA,  has been appointed Chief Administrative Officer with responsibility for finance, loan administration, compliance and asset liability management.  Mr. Cox, will coordinate the banks infrastructure changes to accommodate the bank’s accelerated growth.  Mr. Cox, a Georgia Tech graduate and senior banking executive with Commerce Union, C/S Sovereign and Nations Bank is a TCB board member and has served as Chief Financial Officer since the bank opened.  Mr. Cox and his wife, Carla reside in Franklin, Tennessee.

VP George Fort, CPA,  has been appointed Chief Financial Officer of Tennessee Commerce Bancorp, Inc. the parent holding company of the bank.  George will manage the finance group, including fixed assets, accounts payable, financial reporting and general ledger.  In addition, George will be responsible for SEC and regulatory reporting.  Mr. Fort holds a BA in Psychology from Furman University and a MBA from the University of Texas, San Antonio, Texas and has managed regulatory and several financial areas for the past 2 ½ years at Tennessee Commerce Bank.   Mr. Fort, his wife Debbie and son Byran reside in Franklin, Tennessee.

VP William Coleman has been appointed Branch Manager of Tennessee Commerce Bank with responsibility for all aspects of branch operations.  Mr. Coleman has served as Operations Manager for several years, and has developed expansion plans to accommodate increased service operations to position TCB for the future.  Mr Coleman is a graduate of MTSU and served in several management positions at Deutche Bank in Nashville Tennessee prior to joining Tennessee Commerce Bank over 5 years ago.

Bill, his wife Angela and two sons reside in Franklin, Tennessee.

AVP William Hatcher has been appointed Manager of Deposit Operations with responsibility for wire transfer, bookkeeping and commercial loan files, in addition to providing support to the CAO in the implementation of the bank’s asset-liability management and funding strategies.  For the past two + years, Mr. Hatcher has served in a series of accelerated positions in support of the CFO and Chairman.   Mr. Hatcher is a graduate of MTSU and is pursuing advanced studies at that university.

Brenda Williamson, one of the original Tennessee Commerce Bank associates, has been appointed Executive Administrative Assistant.  Ms. Williamson has served in several positions in Administrative as well as the Mortgage Services area.  In her new position, in addition to providing administrative support to the executive department, Brenda will be responsible for managing human resource functions including the 401(k) program and the Section 125 Program.